                                  EXHIBIT 6.2



                            ASSET PURCHASE AGREEMENT

                                  by and among

                                 TrucTech, Inc.

                                   as "Seller"

                                       and

                             NuPro Innovations Inc.

                                   as "Buyer"




                                December 1, 1998

                            ASSET PURCHASE AGREEMENT

                                TABLE OF CONTENTS

                                                                             Page
                                                                             ----
Article I DEFINITIONS .................................................        1

   1.1     Defined Terms ..............................................        1
   1.2     Other Defined Terms ........................................        4

Article II PURCHASE AND SALE OF ASSETS ................................        5

   2.1     Transfer of Assets .........................................        5
   2.2     Assumption of Liabilities ..................................        5
   2.3     Excluded Liabilities .......................................        5
   2.4     Purchase Price .............................................        6

Article III Closing; LIQUIDATION OF SELLER ............................        6

   3.1     Closing ....................................................        6
   3.2     Conveyances at Closing .....................................        6
   3.3     Liquidation of Seller ......................................        7

Article IV REPRESENTATIONS AND WARRANTIES OF SELLER ...................        7

   4.1     Organization of Seller .....................................        7
   4.2     Authorization ..............................................        7
   4.3     No Changes to the Assets ...................................        8
   4.4     Assets .....................................................        8
   4.5     Facilities .................................................        8
   4.6     Contracts and Commitments ..................................        9
   4.7     Permits and Consents .......................................       10
   4.8     No Conflict or Violation ...................................       10
   4.9     Financial Statements .......................................       10
   4.10    Books and Records ..........................................       10
   4.11    Litigation .................................................       10
   4.12    Labor Matters ..............................................       10
   4.13    Compliance with Law ........................................       10
   4.14    No Brokers .................................................       10
   4.15    No Other Agreements to Sell the Assets .....................       10
   4.16    Proprietary Rights .........................................       10
   4.17    Tax Matters ................................................       10
   4.18    Inventory ..................................................       10
   4.19    Employees ..................................................       10
   4.20    Compliance With Environmental Laws .........................       10
   4.21    Liabilities ................................................       10

Article V REPRESENTATIONS AND WARRANTIES OF BUYER .....................       10

   5.1     Organization of Buyer ......................................       10
   5.2     Authorization ..............................................       10
   5.3     No Conflict or Violation ...................................       10
   5.4     Consents and Approvals .....................................       10

                                                                             Page
                                                                             ----
Article VI COVENANTS OF SELLER AND BUYER ..............................       10

   6.1     Further Assurances .........................................       10
   6.2     No Solicitation ............................................       10
   6.3     Notification of Certain Matters ............................       10
   6.4     Access to Information ......................................       10
   6.5     Conduct of Business ........................................       10
   6.6     Employee Matters ...........................................       10

Article VII CONDITIONS TO SELLER'S OBLIGATIONS ........................       10

   7.1     Representations, Warranties and Covenants ..................       10
   7.2     No Proceedings, Litigation or Laws .........................       10

Article VIII CONDITIONS TO BUYER'S OBLIGATIONS ........................       10

   8.1     Representations, Warranties and Covenants ..................       10
   8.2     Consents ...................................................       10
   8.3     No Proceedings or Litigation ...............................       10
   8.4     Certificates ...............................................       10
   8.5     Conveyancing Documents; Release of Encumbrances ............       10
   8.6     Material Changes ...........................................       10
   8.7     Corporate Documents ........................................       10
   8.8     Due Diligence Review .......................................       10
   8.9     Permits ....................................................       10

Article IX CONSENTS TO ASSIGNMENT .....................................       10

   9.1     Consents to Assignment .....................................       10

Article X ACTIONS BY SELLER AND BUYER AFTER THE CLOSING ...............       10

  10.1     Books and Records; Payment of Liabilities ..................       10
  10.2     Survival of Representations, Etc ...........................       10
  10.3     Indemnifications ...........................................       10
  10.4     Taxes ......................................................       10
  10.5     Further Action .............................................       10

Article XI MISCELLANEOUS ..............................................       10

  11.1     Termination ................................................       10
  11.2     Assignment .................................................       10
  11.3     Notices ....................................................       10
  11.4     Choice of Law ..............................................       10
  11.5     Entire Agreement; Amendments and Waivers ...................       10
  11.6     Multiple Counterparts ......................................       10
  11.7     Expenses ...................................................       10
  11.8     Invalidity .................................................       10
  11.9     Titles .....................................................       10
  11.10    Publicity; Confidentiality .................................       10
  11.11    Cumulative Remedies ........................................       10
  11.12    Arbitration ................................................       10

                                    EXHIBITS

Exhibit
-------
1.1               Financial Statements

2.1               Asset Listing

2.4               Allocation of Purchase Price

2.4.1             Offering Memorandum

3.2.1.1           Bill of Sale

3.2.1.2           Assignment of Contract Rights

3.2.1.3           Assignment of Proprietary Rights


                                    SCHEDULES

Schedule 4.2      -     Authorization
Schedule 4.6      -     Contracts
Schedule 4.6.1    -     Assumed Contracts
Schedule 4.7      -     Permits and Consents
Schedule 4.16     -     Proprietary Rights
Schedule 4.17     -     Taxes
Schedule 4.18     -     Inventory
Schedule 4.19     -     Employees
Schedule 4.19.1   -     Liability Assumed for Accrued Vacation Due Certain
                        Employees
Schedule 4.20     -     Environmental Issues
Schedule 5.4      -     Buyer's Consents

                            ASSET PURCHASE AGREEMENT


      This Asset Purchase Agreement ("Agreement") executed on June ___, 1999, and made effective as of December 1, 1998, is by and among NuPro Innovations Inc., a Delaware corporation ("Buyer"), and TrucTech, Inc., a Georgia corporation ("Seller").


                                    RECITALS

      WHEREAS, Seller owns certain assets which it uses in its conduct of the Business (as defined below).

      WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, such assets upon the terms and subject to the conditions of this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree, subject to the adoption by the stockholders of Seller of a plan of complete liquidation and dissolution of Seller in compliance with Georgia law, as provided in Section 3.3 of this Agreement, as follows:

                                    AGREEMENT

                                   ARTICLE I

                                   DEFINITIONS

      1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

      "Assets" shall mean all of the right, title and interest of Seller in and to the business, properties, assets and rights of any kind, whether tangible or intangible, and constituting, or used or useful in connection with, or related to, the Business, including without limitation all of Seller's right, title and interest in the following:

            (a) all rights of Seller under the Assumed Contracts listed on
            Schedule 4.6.1;

            (b) all Equipment related to the Business as listed on Exhibit 2.1;

            (c) all Inventory related to the Business;

            (d) all Books and Records related to the Business;

            (e) all Proprietary Rights related to the Business;

            (f) to the extent transferable, all Permits related to the Business;

            (g) all computers and, to the extent transferable, software used in the Business;

            (h) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, display units, telephone and facsimile numbers and purchasing records related to the Business;

            (i) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to Seller pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees (i) are not required by Seller to fulfill its obligations under this Agreement and (ii) are assignable;

            (j) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by Seller on or prior to the Closing Date;

            (k) all accounts receivable as adjusted at the Closing; and

            (l) all cash and bank accounts.

      "Asset Listing" shall mean the asset listing provided to Buyer by Seller and attached as Exhibit 2.1 hereto, listing all assets as of November 30, 1998, but not including any Excluded Assets listed therein.

      "Balance Sheet" shall mean the balance sheet of Seller as of November 30, 1998, together with the notes thereon, audited by an independent certified public accountant.

      "Books and Records" shall mean (a) all records and lists of Seller pertaining to the Assets, (b) all records and lists pertaining to the Business, customers, suppliers or personnel of Seller, (c) all product, business and marketing plans of Seller and (d) all books, ledgers, sub-ledgers, trial balances, files, reports, plans, drawings and operating records of every kind maintained by Seller, but excluding the originals of Seller's minute books, stock books, tax returns and accounting ledgers (provided that Buyer will be provided copies of tax returns and accounting records if it so requests).

      "Business" shall mean Seller's business, operating under the "TrucTech" and "TracTop" names or otherwise.

      "Closing Date" shall mean such date no later than June 30, 1999, in which all the obligations by the parties to this Agreement are fulfilled to the complete satisfaction of each of the parties; [provided that either party may elect to change the Closing Date to a date after or prior to June 30, 1999 (which date shall be a date which is reasonably satisfactory to both parties) if necessary to complete] the Closing.

      "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

      "Contract" shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Seller is a party or is bound and which relates to the Business or the Assets, whether oral or written.

      "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

      "Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, tools, supplies, equipment and other tangible personal property owned by Seller and used in connection with the Business, including without limitation all items listed on the Asset Listing (but not including any Excluded Assets listed thereon).

      "Facilities" shall mean the stores, offices, maintenance and storage facilities, warehouses, improvements, other structures, and all real property and related facilities which are used (or will be used) in the conduct of the Business, and which are located at 1416 Harris Industrial Boulevard, in the city of Vidalia, Georgia.

      "Financial Statements" shall mean the Balance Sheet of Seller dated as of November 30, 1998, and the Statement of Operations for the year ended November 30, 1998, together with the notes thereon, which Financial Statements are included in Exhibit 1 hereto.

       "Inventory" shall mean all of Seller's inventory held for resale and all of Seller's new repair or replacement parts, supplies and packaging items and similar items with respect to the Business, in each case wherever the same may be located.

      "Material Adverse Effect" or "Material Adverse Change" shall mean with respect to the Business or the Assets any significant and substantial adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, liabilities or operations of the Business and/or the Assets or on the ability of Seller to consummate the transactions contemplated hereby, or any event or condition which would, with the passage of time, constitute a "Material Adverse Effect" or "Material Adverse Change."

      "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of, the Business.

       "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

       "Tax" shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

      1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

            Term                                           Section
            ----                                           -------
            Action                                         4.11
            Assumed Contracts                              4.6
            Assumed Liabilities                            2.2
            Assumption Document                            3.2.2
            CERCLA                                         4.20.2
            Claim                                          10.3.4
            Claim Notice                                   10.3.4
            Closing                                        3.1
            Damages                                        10.3.1
            Employee Plans                                 4.19
            Environmental Conditions                       4.20.11
            Environmental Laws                             4.20.2
            Excluded Liabilities                           2.3
            Hazardous Substance                            4.20.1.3
            Proposed Acquisition Transaction               6.2.1
            Proprietary Rights                             4.16.1
            Purchase Price                                 2.4.1
            RCRA                                           4.20.2
            Release                                        4.20.1.2
            Retained Employees                             6.6

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

      2.1 Transfer of Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Seller, the Assets listed in the Asset Listing attached hereto in Exhibit 2.1.

      2.2 Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume all obligations and liabilities reflected in the Balance Sheet and all those obligations and liabilities accruing, arising out of, or relating to events or occurrences happening after the Closing Date, but not including any obligation or liability for any breach of any Contract occurring on or prior to the Closing Date (the "Assumed Liabilities").

      2.3 Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in Section 2.2, Buyer shall not assume, or otherwise be responsible for, any of Seller's liabilities or obligations, whether actual or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, or related or unrelated to the Business or the Assets, whether arising out of occurrences prior to, at or after the date hereof (collectively, "Excluded Liabilities"), which Excluded Liabilities include, without limitation:

            2.3.1 Any liability or obligation to or in respect of any employees or former employees of Seller including without limitation (i) any employment agreement, whether or not written, between Seller and any person, (ii) any liability under any Employee Plan at any time maintained, contributed to or required to be contributed to by or with respect to Seller or under which Seller may incur liability, or any contributions, benefits or liabilities therefor, or any liability with respect to Seller's withdrawal or partial withdrawal from or termination of any Employee Plan and (iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date;

            2.3.2 Any liability or obligation of Seller in respect of any Tax;

            2.3.3 Any liability arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products sold or services performed by or on behalf of Seller or any other person or entity on or prior to the Closing Date, or arising from any other cause, including without limitation any liabilities arising (on a date of occurrence basis or otherwise) on or prior to the Closing Date relating to the use or misuse of Equipment or to traffic accidents;

            2.3.4 Any liability or obligation of Seller arising out of or related to any Action against Seller or any Action which adversely affects the Assets and which shall have been asserted on or prior to the Closing Date or to the extent the basis of which shall have arisen on or prior to the Closing Date;

            2.3.5 Any liability or obligation of Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement (including without limitation any liability or obligation of Seller pursuant to Article X hereof); and

            2.3.6 Any liability or obligation arising out of CERCLA, any equivalent state statute, or any other Environmental Law.

      2.4 Purchase Price.

            2.4.1 Purchase Price. At the Closing, upon the terms and subject to the conditions set forth herein, Buyer shall pay to Seller in consideration for the Assets and subject to the Assumed Liabilities, by issuing 7,333,333 shares of Buyer's common stock, $.001 par value ("Buyer's Stock"), valued $0.75 per share, for an aggregate amount of Five Million Five Hundred Thousand Dollars ($5,500,000) (the "Purchase Price"). The Purchase Price shall be allocated among the Assets in the manner required by Section 1060 of the Code and regulations thereunder. Exhibit 2.4 attached hereto sets FORTH THE AMOUNT OF THE PURCHASE PRICE allocable to the various Assets. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 "Asset Acquisition Statements Under Section 1060" consistent with Exhibit 2.4. The offering and issuance of the Buyer's Stock is being made pursuant to an offering memorandum and ancillary documents ("Offering Memorandum") in compliance with Rule 506 of Regulation D under the Securities Act of 1933 in substantially the same form as the Offering Memorandum attached hereto as Exhibit 2.4.1.

                                  ARTICLE III

                         CLOSING; LIQUIDATION OF SELLER

      3.1 Closing. The closing of the transactions contemplated herein (the "Closing") shall be held at the Buyer's address on the Closing Date at 10:00 a.m. or at a time and place as the parties shall mutually agree.

      3.2 Conveyances at Closing.

            3.2.1 Instruments and Possession. To effect the sale and transfer referred to in Section 2.1 hereof, Seller will, at the Closing, execute and deliver to Buyer:

                  3.2.1.1 one or more bills of sale, each in the form of Exhibit
3.2.1.1 attached hereto, conveying in the aggregate all of Seller's owned personal property included in the Assets, free and clear of all Encumbrances, except the Assumed Liabilities;

                  3.2.1.2 subject to Section 9.1, Assignments of Contract Rights, each in the form of Exhibit 3.2.1.2 attached hereto, with respect to the Assumed Contracts;

                  3.2.1.3 assignments of patents, trademarks, service marks and other Proprietary Rights, each in the form of Exhibit 3.2.1.3 attached hereto, in recordable form to the extent necessary to assign such rights; and

                  3.2.1.4 such other instruments as shall be requested by Buyer to vest in Buyer title in and to the Assets in accordance with the provisions hereof.

            3.2.2 Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the recipient.

            3.2.3 Certificates; Opinions. Seller shall deliver to Buyer the certificates, and other documents described in Article VIII.

            3.2.4 Consents. Subject to Section 9.2, Seller shall deliver all Permits and any other third party consents required for the valid transfer of the Assets as contemplated by this Agreement.

      3.3 Liquidation of Seller. As soon as practicable after the Closing Date Seller will take such steps as may be required under the laws of Georgia to dissolve and terminate its corporate existence, except to the extent that under the laws of Georgia such corporate existence continues for the purpose of settling and winding up their affairs, and, prior to June 30, 1999, shall distribute to its shareholders, against surrender of its stock certificates, the Buyer's Common Stock on a pro rata basis.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Buyer as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

      4.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Copies of the Articles of Incorporation and Bylaws of Seller, and all amendments thereto, heretofore delivered to Buyer are accurate and complete as of the date hereof. Seller has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity which engages in the manufacturing of plastic composite products business.

      4.2 Authorization. Seller has all requisite corporate power and authority, and has taken all corporate action necessary, to own, lease and operate the Assets, to conduct the

Business as it is presently being conducted, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. A copy of the resolutions of Seller's board of directors and shareholders authorizing this Agreement and the related transactions is attached hereto as Schedule 4.2. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms.

      4.3 No Changes to the Assets. Since the Balance Sheet Date:

            4.3.1 Except for the loss of $71,841, on January 28, 1999, in connection with the sale of the facilities there has been no actual or threatened adverse change in the financial condition or results of operation, the Business or the Assets or any event, condition or state of facts, in either case that is, or would result in a Material Adverse Change in the Assets or the Business or the prospects for the Business, including without limitation the loss of any material customers;

            4.3.2 Except with respect to the sale of the Facilities, there has not been any sale or other disposition, except in the ordinary course of Seller's business, of any of the Assets, or any Encumbrance placed on the Assets;

            4.3.3 Seller has operated the Business in the ordinary course consistent with Seller's past practice so as to preserve the Business intact, to keep available to the Business the services of Seller's employees, and to preserve the Business and the goodwill of Seller's suppliers, customers, distributors and others having business relations with it; and

      4.4 Assets. Seller has and will transfer good and marketable fee simple title to the Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire good title to all of the Assets, free and clear of any Encumbrances, except for any Encumbrance that Buyer, in its sole discretion, specifically accepts in writing. The Assets reflected in the Balance Sheet and all of the Assets acquired after such date are or will be valued at the lower of actual cost or market less an adequate and proper depreciation charge. The Assets include without limitation all assets necessary for the conduct of the Business as presently conducted.

      4.5 Facilities. The Seller Stockholders enjoy peaceful and undisturbed possession of the Facilities. There are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy the Facilities or any portion thereof.

            4.5.1 Improvements, Fixtures and Equipment. The Facilities and the improvements thereon, including without limitation all Equipment (including all fixtures) and other tangible assets owned, leased or used by Seller at the Facilities are in conformity, in all material respects, with all applicable laws, ordinances, orders, regulations and other requirements relating thereto currently in effect.

            4.5.2 Conformity. All Facilities have received all required approvals of governmental authorities required in connection with the operation thereof. To the best of

Seller's knowledge, the Facilities are (and have been) operated and maintained in accordance with applicable laws, rules, regulations and state, county, municipal or other local ordinances, and conform to all other conditions necessary for the lawful conduct of the Business as currently conducted at each such Facility.

      4.6 Contracts and Commitments.

            4.6.1 Contracts. Schedule 4.6 sets forth a complete and accurate list of all Contracts of the following categories:

                  4.6.1.1 Contracts not made in the ordinary course of Seller's conduct of the Business;

                  4.6.1.2 Employment contracts and severance agreements;

                  4.6.1.3 Distribution, franchise, license, technology licensing, sales or commission contracts related to the Assets or the Business;

                  4.6.1.4 Contracts involving expenditures or liabilities, actual or potential, in excess of $1,000 or otherwise material to the Business or the Assets, and not cancelable (without liability) within 30 calendar days;

                  4.6.1.5 Contracts or commitments relating to commission arrangements with others;

                  4.6.1.6 Promissory notes, loans, agreements, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether Seller shall be the borrower, lender or guarantor thereunder or whereby any Assets are pledged (excluding credit provided by Seller in the ordinary course of the Business to its customers);

                  4.6.1.7 Leases of personal property not cancelable (without liability) within 30 calendar days; and

                  4.6.1.8 Contracts containing covenants limiting the freedom of Seller or any officer, director or shareholder of Seller to engage in any line of business or compete with any person.

For purposes of this Agreement, the "Assumed Contracts" are the Contracts listed as such on Schedule 4.6.1. Seller has delivered to Buyer true, correct and complete copies of all of the Contracts listed on Schedule 4.6.1, including all amendments and supplements thereto, whether or not such Contracts are Assumed Contracts.

            4.6.2 Absence of Breaches or Defaults. All of the Contracts are valid and in full force and effect. Seller has duly performed all of its obligations under the Contracts to the extent those obligations to perform have accrued, and no violation of, or default or breach under any Contracts by Seller or any other party has occurred and neither Seller nor any other party has repudiated any provisions thereof.

      4.7 Permits and Consents. Seller has all Permits required to conduct the Business, except where the failure to obtain such Permits would not have a Material Adverse Effect on the Assets or the Business. All Permits of Seller related to the Business are valid and in full force and effect and are listed on
Schedule 4.7. Except as disclosed on Schedule 4.7, no notice to, declaration, filing or registration with, or authorization, or consent or approval of, or Permit from, any governmental or regulatory body or authority (including without limitation the U.S. Small Business Administration), or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby and thereby. Schedule 4.7 sets forth all consents required for the assignment by Seller to Buyer of the Assumed Contracts. All of the Assumed Contracts will be enforceable by Buyer after the Closing to the same extent as if the transactions contemplated by this Agreement had not been consummated.

      4.8 No Conflict or Violation. After giving effect to consents and lien releases that have been obtained from third parties or will be so obtained prior to the Closing Date, neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Seller, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any Contract, Permit, agreement, or other instrument or obligation (i) to which Seller is a party or (ii) by which the Assets are bound, (c) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award or (d) impose any Encumbrance, restriction or charge on the Assets, the Facilities or the Business.

      4.9 Financial Statements. Seller has heretofore delivered to Buyer the Financial Statements. The Financial Statements (a) are in accordance with the underlying books and records of Seller, (b) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and (c) fairly and accurately present the assets, liabilities (including all reserves) and financial position of the Business as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments). At the respective dates of the Financial Statements, there were no liabilities of Seller, which, in accordance with generally accepted accounting principles, should have been shown or reflected in the Financial Statements or the notes thereto, which are not shown or reflected in the Financial Statements or the notes thereto.

      4.10 Books and Records. Seller has made and kept (and given Buyer access to) Books and Records and accounts, which, in reasonable detail, fairly reflect the activities of Seller. The minute books of Seller previously delivered to Buyer fairly reflect all action previously taken by the shareholders, board of directors and committees of the board of directors of Seller. The copies of the stock book records of Seller previously delivered to Buyer are true, correct and complete, and accurately reflect all transactions effected in Seller's stock through and including the date hereof.

      4.11 Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation (collectively, "Actions") pending, or to the best of Seller's knowledge, threatened or anticipated (a) against, related to or affecting Seller, the Business or the Assets or (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement. Seller is not in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Seller, the Business or the Assets.

      4.12 Labor Matters. Seller is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. Seller has not experienced any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Seller.

      4.13 Compliance with Law. Seller, the conduct of the Business and the operation of the Facilities have not violated and are in compliance with all laws, statutes, ordinances, regulations, rules and orders of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental agency, department or authority, including without limitation Environmental Laws, relating to the Assets, Facilities or Business or operations of Seller, except where the violation or failure to comply, individually or in the aggregate, would not have a Material Adverse Effect on the Facilities, the Assets or the Business. Seller and the conduct of the Business and the operation of the Facilities are in conformity with all energy, public utility, zoning, building and health codes, regulations and ordinances, OSHA and Environmental Laws and all other foreign, federal, state, and local governmental and regulatory requirements, except where any nonconformity would not have a Material Adverse Effect on the Facilities, the Assets or the Business. Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such statutes, regulations, rules, judgments, decrees, orders, ordinances or other laws, and Seller has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing, which non-compliance or violation could, in any one case or in the aggregate, have a Material Adverse Effect on the Facilities, the Assets or the Business.

      4.14 No Brokers. Neither Seller nor any of its respective officers, directors, employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in an obligation to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

      4.15 No Other Agreements to Sell the Assets. Neither Seller nor any of its respective officers, directors, shareholders or Affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than the Buyer to sell, assign, transfer or effect a sale of any of the Assets (other than inventory in the ordinary course of business), to sell or effect a sale of a majority of the capital stock of Seller or to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller.

      4.16 Proprietary Rights.

            4.16.1 Proprietary Rights. Schedule 4.16 lists all of Seller's federal, state and foreign registrations of trademarks, service marks and other marks, trade names or other trade rights, patents and all pending applications for any such registrations, all other trademarks and other marks, trade names, patents and other trade rights in which Seller has any interest whatsoever, and all other trade secrets and other proprietary rights, whether or not registered, created or used by or on behalf of Seller, in each case relating to the Business (collectively, "Proprietary Rights"). The Proprietary Rights listed in Schedule
4.16 are all those used by Seller in connection with the Business.

            4.16.2 Royalties and Licenses. Except as set forth in Schedule 4.16, no person has a right to receive a royalty or similar payment in respect of any Proprietary Rights. Seller has no licenses granted, sold or otherwise transferred by or to it or other agreements to which it is a party, relating in whole or in part to any of the Proprietary Rights.

            4.16.3 Ownership and Protection of Proprietary Rights. Seller owns and has the sole right to use each of the Proprietary Rights. None of the Proprietary Rights is involved in any pending or threatened litigation. Seller has not received any notice of invalidity or infringement of any rights of others with respect to such Proprietary Rights. Seller has taken all reasonable and prudent steps to protect the Proprietary Rights from infringement by any other firm, corporation, association or person. Seller's use of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, nor has such infringement been alleged by any third party. All of the Proprietary Rights are valid and enforceable rights of Seller, will be quit-claimed to Buyer and will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

      4.17 Tax Matters.

            4.17.1 Filing of Tax Returns. Seller has filed with the appropriate taxing authorities all returns (including without limitation information returns and other material information) in respect of Taxes required to be filed through the date hereof and will file any such returns required to be filed on or prior to the Closing Date. The returns and other information filed are complete and accurate in all material respects. Neither Seller, nor any group of which Seller is now or was a member, has requested any extension of time within which to file returns (including without limitation information returns) in respect of any taxes.

            4.17.2 Payment of Taxes. All Taxes, in respect of periods beginning before the Closing Date, have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as set forth in the Financial Statements, and Seller does not have any material liability for Taxes in excess of the amounts so paid or reserves so established.

            4.17.3 Audits, Investigations or Claims. There are no pending or, to the best of Seller's knowledge, threatened audits, investigations or claims for or relating to any material additional liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that in the reasonable judgment of Seller, or its counsel, is likely to result in a material additional liability for Taxes. Seller has not been notified that any taxing authority intends to audit a return for any period. No extension of a statute of limitations relating to Taxes is in effect with respect to Seller.

            4.17.4 Lien. There are no liens for Taxes (other than as could be asserted for current Taxes not yet due and payable) on the Assets.

            4.17.5 No Withholding. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

            4.17.6 Tax-Exempt Use Property. None of the Assets is a "tax-exempt use property" within the meaning of Section 168(h) of the Code.

      4.18 Inventory. All the Inventory is located at Buyer's facilities. The values at which the Inventory is shown on the Balance Sheet have been determined at lower of cost or market in accordance with generally accepted accounting principles, each consistently applied throughout the periods covered by the Financial Statements, with adequate provisions or adjustments for excess Inventory, slow-moving Inventory and Inventory obsolescence and shrinkage.
Schedule 4.18 sets forth a complete and accurate list of all Inventory as of the date hereof.

      4.19 Employees. Schedule 4.19 (i) contains a list of all employees of Seller, and their wage rates or salaries, as of the date of this Agreement, (ii) sets forth the dates of employment for such employees, and (iii) contains a list of each contract, plan, arrangement, policy, program or commitment, whether oral or written, providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or for deferred compensation, pension, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits (collectively, "Employee Plans ").

            4.19.1 Liability Assumed for Accrued Vacation Due Certain Employees.
Schedule 4.19.1 (i) contains a list of those employees of Seller for which Buyer is assuming liability for accrued vacation due, (ii) sets forth the dates of employment for such employees and (iii) provides the amount of accrued vacation due.

      4.20 Compliance With Environmental Laws.

            4.20.1 Definitions. The following terms, when used in this Section 4.20, shall have the following meanings. Unless the context otherwise requires, any of these terms may be used in the singular or the plural depending on the reference.

                  4.20.1.1 "Seller". For purposes of this Section 4.20 only, the term "Seller" shall include (i) all Affiliates of Seller, including without limitation the Seller Stockholders, (ii) all partnerships, joint ventures and other entities or organizations in which Seller was at any time or is a partner, joint venturer, member or participant and (iii) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by Seller or to which Seller has succeeded.

                  4.20.1.2 "Release" shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

                  4.20.1.3 "Hazardous Substance" shall mean any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound and any other hazardous substance, material or waste (as defined in or for purposes of any Environmental Law), whether solid, liquid or gas.

            4.20.2 Compliance With Environmental Laws. Except as set forth on
Schedule 4.20, the Facilities have been owned, leased, operated and maintained in compliance with all federal, state, local or foreign laws, statutes, ordinances, regulations, rules, judgments, orders, notice requirements, court decisions, agency guidelines or principles of law, restrictions or licenses, which (i) regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, handling or disposal of hazardous, toxic or otherwise dangerous substances, wastes or materials (whether gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including without limitation protection of the health and safety of employees or (ii) impose liability with respect to any of the foregoing, including without limitation the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. Section 6901 et seq.) ("RCRA"), Safe Drinking Water Act (21 U.S.C. Section 349, 42 U.S.C. Sections 201, 300f), Toxic Substances
Control Act (15 U.S.C. Section 2601 et seq.), Clean Air Act (42 U.S.C. Section 7401 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) ("CERCLA"), or any other similar federal, state or local law of similar effect, each as amended (collectively, "Environmental Laws").

            4.20.3 Facilities. The Facilities are, and at all times have been, owned, leased and operated in compliance with all Environmental Laws and in a manner that will not give rise to any liability under any Environmental Laws.

            4.20.4 Permits. Seller has, and at all times has had, all Permits required under any Environmental Law and the Facilities are, and at all times have been, in compliance with all such Permits.

            4.20.5 Permits Required. The consummation of any of the transactions contemplated by this Agreement will not require an application for issuance, renewal, transfer or extension of, or any other administrative action regarding, any Permit required under any Environmental Law.

            4.20.6 Notice of Violation. Seller has not received any notice at any time that it or the Facilities is or were claimed to be in violation of the provisions of any Environmental Law or in noncompliance with the conditions of any Permit, and there is no pending or threatened lawsuit, governmental or other legal action to that effect.

            4.20.7 Pending Actions. There is not now pending or threatened, nor any basis for, nor has there ever been, any Action against Seller, nor any basis for any Action, under any Environmental Law or otherwise with respect to any Release or mishandling of any Hazardous Substance.

            4.20.8 Judgments. There are no consent decrees, judgments, judicial or administrative orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect Seller or the Facilities.

            4.20.9 Hazardous Substances. There is not and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under, about or from any Facility, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about any such Facility in full compliance with all Environmental Laws and necessary for the operation of the Business.

            4.20.10 Handling of Hazardous Substances. Seller has at all times used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances in compliance with all Environmental Laws and in a manner that will not result in liability of Seller or Buyer under any Environmental Law. Schedule 4.20 sets forth a complete list of all contractors and other third parties who at any time have hauled, handled, stored, transported or disposed of any Hazardous Substance (i) on behalf of Seller or the Business, or (ii) generated by Seller or the Business, together with a complete list of all dumpsites; and other off-site locations at which such Hazardous Substances have been disposed of.

            4.20.11 Environmental Conditions. There are no present or past Environmental Conditions (as defined below) in any way relating to the Business or Facilities. "Environmental Conditions" means the introduction into the soil, groundwater or environment of the Facilities (through leak, spill, release, discharge, escape, emission, dumping, disposal or otherwise) of any pollution, including without limitation any contaminant, irritant or pollutant or Hazardous Substance (whether or not upon the property of the Business and whether or not such pollution constituted at the time thereof a violation of any Environmental Law) as a result of which either Seller or, after the Closing, Buyer has or may become liable to any person or by reason of which any of the Assets may suffer or be subjected to any lien.

            4.20.12 CERCLA or RCRA. No current or past use, generation, treatment, transportation, storage, disposal or handling practice of Seller with respect to any Hazardous Substance has or will result in any liability under the CERCLA or RCRA or any state or local law of similar effect.

            4.20.13 Storage Tank or Pipeline. Except as set forth on Schedule 4.20, there is not now and has not been at any time in the past any underground or above-ground storage tank or pipeline at any Facility where the installation, use, maintenance, repair, testing, closure or removal of such tank or pipeline was not in compliance with all Environmental Laws and there has been no Release from or rupture of any such tank or pipeline, including without limitation any Release from or in connection with the filling or emptying of such tank.

            4.20.14 Environmental Audits or Assessments. True, complete and correct copies of the written reports, and all parts thereof, including any drafts of such reports if such drafts are in the possession or control of Seller, of all environmental audits or assessments which have been conducted at any Facility within the past five years, either by Seller or any attorney, environmental consultant or engineer engaged for such purpose, have been delivered to Buyer and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which Seller has knowledge is included on Schedule 4.20.

            4.20.15 Indemnification Agreements. Seller is not a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any lease or other Contract under which Seller is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions.

            4.20.16 Releases or Waivers. Seller has not released any other person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

            4.20.17 Notices, Warnings and Records. Seller has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws.

      4.21 Liabilities. Seller has no liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities which are reflected on the Balance Sheet or which are not required under generally accepted accounting principles to be reflected on the Balance Sheet, (ii) liabilities incurred in the ordinary course of the Business and consistent with past practice since the Balance Sheet Date, and (iii) liabilities arising under Contracts identified in Schedule 4.6 to which Seller is a party.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Seller as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

      5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      5.2 Authorization. Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer and is (and following their execution and delivery by Buyer and Seller, as applicable, will be) a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

      5.3 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, or (b) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award binding upon Buyer.

      5.4 Consents and Approvals. No notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except (a) as may be required by Buyer to operate the Business after the Closing, (b) as has been obtained on or prior to the date hereof or (c) as set forth in Schedule 5.4.

                                   ARTICLE VI

                          COVENANTS OF SELLER AND BUYER

      Buyer and Seller each covenant with the others as follows:

      6.1 Further Assurances. Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing, including using their respective best efforts (A) to obtain all necessary waivers, consents and approvals from other parties to the Contracts to be assumed by Buyer; provided, however, that Buyer shall not be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals,
(B) to obtain all necessary Permits as are required to be obtained under any federal, state, local or foreign law or regulations, (C) to effect all necessary registrations and filings, including without limitation submissions of information requested by governmental authorities, and (D) to fulfill all conditions to this Agreement.

      6.2 No Solicitation. From the date hereof through the Closing or the earlier termination of this Agreement, Seller shall not, and shall cause its Representatives (including without limitation investment bankers, attorneys and accountants) not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Buyer and its Representatives concerning any sale of all or a portion of the Assets or the Business, or of any shares of capital stock of Seller, or any merger, consolidation, liquidation, dissolution or similar transaction involving Seller (each such transaction collectively being referred to herein as a "Proposed Acquisition Transaction"). Seller shall not, directly or indirectly, through any Representative or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to the other party for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction. Seller hereby represents that it is not now engaged in discussions or negotiations with any party (other than Buyer) with respect to any of the foregoing. Seller shall promptly notify Buyer (orally and in writing) of any offer, inquiry or contact with any person with respect to a Proposed Acquisition Transaction, including the terms thereof and the identity of the prospective purchaser or soliciting party.

      6.3 Notification of Certain Matters. From the date hereof through the Closing, Seller shall give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (b) any failure of Seller, or any of its Affiliates, shareholders or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

      6.4 Access to Information. From the date hereof through the Closing, Seller shall, and shall cause its Representatives to, afford the Representatives of Buyer and its Affiliates complete access at all reasonable times to the Assets and the Facilities for the purpose of inspecting and conducting appropriate tests upon the same, and to the officers, employees, agents, attorneys, accountants, properties, Books and Records and Contracts of Seller, and shall furnish Buyer and its Representatives all financial, operating and other data and information as Buyer or its Affiliates, through their respective Representatives, may reasonably request, including but not limited to data relating to operating procedures, workers' compensation history, legal, tax and environmental, zoning and other legal compliance.

      6.5 Conduct of Business. From the date hereof through the Closing, Seller shall, except as contemplated by this Agreement or as consented to by Buyer in writing, operate the Business in the ordinary course of the Business and substantially in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, Seller shall not, except as specifically contemplated by this Agreement:

            6.5.1 enter into, extend, materially modify, terminate or renew any Contract, except in the ordinary course of the Business;

            6.5.2 sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets, or any interests therein, except in the ordinary course of the Business; or

            6.5.3 fail to pay its accounts payable and any debts owed or obligations due by it, or pay or discharge when due any liabilities, in the ordinary course of the Business.

      6.6 Employee Matters. Buyer shall hire all employees of the Business who meet Buyer's customary criteria for employment, and Seller shall reasonably cooperate with Buyer in retaining all such employees (the "Retained Employees"). Buyer agrees to give Retained Employees credit for their time of employment with Seller with respect to their seniority as an employee of Buyer. Seller shall be and remain solely responsible for the payment of all benefits due to its employees at any time under its Employee Plans, including without limitation all severance, accrued vacation, health care continuation coverage and other benefits to which its employees may be entitled as a result of the transactions contemplated hereby, whether or not such employees are hired by Buyer. All Retained Employees will be at-will employees of Buyer and may be terminated by Buyer in its sole discretion, subject to the requirements of applicable laws governing employers and employees.

                                  ARTICLE VII

                       CONDITIONS TO SELLER'S OBLIGATIONS

      The obligations of Seller to consummate the transactions provided for hereby are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

      7.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

      7.2 No Proceedings, Litigation or Laws. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially damage Seller if the transactions contemplated hereunder are consummated.

                                  ARTICLE VIII

                        CONDITIONS TO BUYER'S OBLIGATIONS

      The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

      8.1 Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Seller shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

      8.2 Consents. All Permits and waivers necessary to the consummation of the transactions contemplated hereby and for the operation of the Business by Buyer shall have been obtained.

      8.3 No Proceedings or Litigation. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Buyer materially if the transactions contemplated hereby are consummated, including without limitation any Material Adverse Effect on the right or ability of Buyer to own, operate, possess or transfer the Assets after the Closing. There shall not be any statute, rule or regulation that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

      8.4 Certificates. Seller shall furnish Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this
Article VIII as may be reasonably requested by Buyer.

      8.5 Conyeyancing Documents; Release of Encumbrances. Seller shall have executed and delivered each of documents described in Section 3.2 hereof so as to effect the transfer and assignment to Buyer of all right, title and interest in and to the Assets and Seller shall have filed

(where necessary) and delivered to Buyer all documents necessary to release the Assets from all Encumbrances (except for Encumbrances specifically accepted by Buyer under Section 4.4), which documents shall be in a form reasonably satisfactory to Buyer's counsel.

      8.6 Material Changes. Since the Balance Sheet Date, there shall not have been any Material Adverse Change with respect to the Business or the Assets.

      8.7 Corporate Documents. Buyer shall have received from Seller resolutions adopted by its board of directors and shareholders approving the subject matter of this Agreement, and the transactions contemplated hereby.

      8.8 Due Diligence Review. Buyer and its Representatives shall have conducted a due diligence review of Seller's Books and Records, Financial Statements, and other records and accounts of the Business, and in the sole discretion of Buyer, Buyer shall be satisfied on the basis of such review that there has been no breach of the representations and Warranties or the pre-closing covenants of Seller made pursuant to this Agreement. Such review shall have no effect whatsoever on the liability of Seller to Buyer under this Agreement or otherwise for breach of any representations, warranties, or covenants of Seller or hereunder.

      8.9 Permits. Buyer shall have obtained or been granted the right to use all Permits necessary to its operation of the Business.

                                   ARTICLE IX

                             CONSENTS TO ASSIGNMENT

      9.1 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, lease, license, sales order, purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller will cooperate with Buyer, in all reasonable respects, to provide to Buyer the benefits under any such Contract, lease, license, sales order, purchase order, claim or right including without limitation enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

                                   ARTICLE X

                           ACTIONS BY SELLER AND BUYER
                                AFTER THE CLOSING

      10.1 Books and Records; Payment of Liabilities.

            10.1.1 Books and Records. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose.

            10.1.2 Cooperation and Records Retention. Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any -such records without first providing the other party with a reasonable opportunity to review and copy the same.

            10.1.3 Payment of Liabilities. Following the Closing Date, Seller shall pay promptly when due all of the debts and liabilities of Seller relating to the Business, other than Assumed Liabilities, including without limitation any accounts payable not assumed by Buyer and any liability of Seller for Taxes; provided, however, this covenant shall not apply to that portion (or all) of any debt that Seller is disputing in good faith and gives prompt notice to Buyer of such dispute.

      10.2 Survival of Representations, Etc. All statements contained in any certificate, schedule, exhibit, instrument or conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations, warranties, covenants and agreements of Seller and Buyer contained herein shall survive the consummation of the transactions contemplated hereby and the Closing Date, without regard to any investigation made by any of the parties hereto. Except as provided in this sentence, all such representations and warranties and all claims and causes of action with respect thereto (other than the provisions of Sections 4.17, 4.20 and this Section 10.2, and all claims and causes of action with respect thereto) shall terminate upon expiration of two years after the Closing Date. The representations and warranties in Sections 4.17 and 4.20 shall survive until the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

      10.3 Indemnifications.

            10.3.1 By Seller. Regardless of Seller's knowledge of the existence of an Indemnifiable Event, as defined below, Seller shall indemnify, defend, save and hold harmless Buyer, its Affiliates and subsidiaries, and its respective Representatives, from and against any and all claims, damages, costs, losses (including without limitation diminution in value), Taxes, liabilities, judgments, penalties, fines, obligations, lawsuits, deficiencies, demands and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including without limitation any clean-up or remedial action), lost profits and other losses resulting from any shutdown or curtailment of operations, damages to the environment, attorneys' fees, experts' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty, or the inaccuracy of any representation or warranty, made by Seller in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Seller in or pursuant to this Agreement; (iii) any Excluded Liability; (iv) any liability imposed upon Buyer by reason of Buyer's status as transferee of the Business or the Assets; (v) any liability arising under any Environmental Law on account of the conduct of Seller or prior owners or users of the Facilities or other persons, or on account of the operation of the Business or the Facilities, or related to any Environmental Condition existing, in each case on or at any time prior to the Closing Date; or (vi) any Post-Closing Environmental Liability (collectively, the "Indemnifiable Events"). Without limiting the generality of the foregoing, the indemnification provided herein, insofar as it relates to any Environmental Law or Environmental Condition, shall specifically cover costs incurred in connection with any investigation of site conditions (excepting the cost of the Environmental Assessments) or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision.

            10.3.2 By Buyer. Buyer shall indemnify and save and hold harmless Seller, its Affiliates and its Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty, or the inaccuracy of any representation or warranty, made by Buyer in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement; or (iii) any Assumed Liability insofar as such Assumed Liability arises from and after the Closing.

            10.3.3 Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

            10.3.4 Defense of Claims. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to
Section 10.2, give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.3. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice (which shall be reasonably acceptable to the indemnified party) to handle and defend the same, at the indemnifying party's cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld; provided, however, if the remediation or resolution of any such Claim will occur on or at any Facility or is reasonably expected to have a Material Adverse Effect on the indemnified party's business operations, then, notwithstanding the foregoing, the indemnified party shall be entitled to control such remediation or resolution, including without limitation to take control of the defense and investigation of such lawsuit or action, to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense, and to compromise or settle such Claim. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this
Section 10.3 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

            10.3.5 Limitations. Neither Buyer nor Seller shall be liable to the other under this Section 10.3 for any Damages until the amount otherwise due the party being indemnified exceeds $20,000 in the aggregate, in which case such indemnifying party will be liable to the indemnified party for all such amounts, including the first $20,000. Notwithstanding the preceding sentence, this limitation shall not apply with respect to Damages arising out of a breach of a representation or warranty contained in Sections 4.17 or 4.20 or the covenants contained in Section 10.1.3. Buyer shall give Seller prompt notice of any Damages that might apply toward the first $20,000.

            10.3.6 Liability and Remedies, etc. Except as set forth below, no individual Representative of any party shall be personally liable for any Damages under the provisions contained in this Section 10.3. Nothing herein shall relieve either party of any liability to make any payment expressly required to be made by such party pursuant to this Agreement. The term "Damages" as used in this Section 10.3 is not limited to matters asserted by third parties against Seller or Buyer, but includes Damages incurred or sustained by Seller or Buyer in the absence of third party claims. Payments by Buyer of amounts for which Buyer is indemnified hereunder, and payments by Seller of amounts for which Seller is indemnified, shall not be a condition precedent to recovery. Seller's obligation to indemnify Buyer, and Buyer's obligation to indemnify Seller, shall not limit any other rights, including without limitation rights of contribution which either party may have under statute or common law. The Seller Stockholders shall be jointly and severally liable with Seller with respect to all indemnification obligations of Seller under this Section 10.3.

      10.4 Taxes. Subject to Section 2.7, Seller shall pay, or cause to be paid, when due all Taxes for which Seller is or may be liable or that are or may become payable with respect to all taxable periods ending on or prior to the Closing Date.

      10.5 Further Action. After the Closing, Seller shall take all actions reasonably necessary to effect the conveyance of the Assets to Buyer free and clear of all Encumbrances (except for Encumbrances specifically accepted by Buyer under Section 4.4) and otherwise required by Buyer's lenders.

                                   ARTICLE XI

                                  MISCELLANEOUS

      11.1 Termination.

            11.1.1 Termination. This Agreement may be terminated at any time prior to Closing:

                  11.1.1.1 By mutual written consent of Buyer and Seller;

                  11.1.1.2 By Buyer if there is a material breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement or the failure of a condition set forth in Article VIII to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VIII to be satisfied on or prior to the Closing Date, provided that Buyer may not terminate this Agreement prior to the Closing if Seller has not had an adequate opportunity to cure such failure; or

                  11.1.1.3 By Seller if there is a material breach of any representation or warranty set forth in Article V hereof or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VII to be satisfied on or prior to the Closing Date; provided that Seller may not terminate this Agreement prior to the Closing Date if Buyer has not had an adequate opportunity to cure such failure.

            11.1.2 In the Event of Termination. In the event of termination of this Agreement:

                  11.1.2.1 Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

                  11.1.2.2 No party hereto shall have any liability or further obligation to any other party to this Agreement, except as stated in Sections 11.7, 11.10, 11.1.2.1 or this Section 11.1.2.2, and except for any willful breach of this Agreement occurring prior to the proper termination of this Agreement. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

      11.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that Buyer may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations to a wholly-owned subsidiary (or a partnership controlled by Buyer) or subsidiaries of Buyer or to a successor in interest to Buyer which shall assume all obligations and liabilities of Buyer under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

      11.3 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

      If to Seller, addressed to:

            TrucTech, Inc.
            5151 East Broadway Boulevard
            Suite 730
            Tucson, Arizona  U.S.A.  85711
            Attention:  President

      If to Buyer, addressed to:

            NuPro Innovations Inc.
            5151 East Broadway Boulevard
            Suite 730
            Tucson, Arizona  85711
            Attention:  President

      with a copy to:

            Squire, Sanders & Dempsey L.L.P.
            40 North Central Avenue
            Suite 2700
            Two Renaissance Square
            Phoenix, Arizona  85004
            Attention:  Benjamin D. Aguilera, Esq.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

      11.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware (without reference to the choice of law provisions thereof), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

      11.5 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

      11.6 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      11.7 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

      11.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

      11.9 Titles. The titles, captions or headings of the Articles, Sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      11.10 Publicity; Confidentiality. Neither Buyer nor Seller shall issue any press release or make any public statement regarding, or disclose to any third party (except as required by law or legal process, and except to each party's lenders if such lenders so require) any of the terms of, the transactions contemplated hereby, without prior written approval of the other party, provided that Buyer and Seller may, if they mutually agree, issue or make an appropriate press release or public announcement after the Closing Date. In the event that this Agreement is terminated prior to Closing, Buyer agrees to return to Seller all correspondence and documents furnished by Seller or its Representatives, and agrees not to disclose or use for its own purposes any confidential or proprietary information of Seller that has been furnished to it by Seller or its Representatives.

      11.11 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

      11.12 Arbitration. Any controversy arising after the Closing out of or relating to this Agreement (including, without limitation, pursuant to Section
2.5 or 10.3, but excluding for purposes of this Section 11.12, the leases, employment and non-competition agreements attached as Exhibits hereto), or relating to the breach hereof, shall be settled by arbitration conducted in Phoenix, Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (except as otherwise expressly provided in this Agreement). The award rendered by the arbitrator(s) shall be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) shall possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration shall be borne by the losing party unless otherwise allocated by the arbitrator(s). The agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties shall continue to perform their respective obligations under this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.


                             NUPRO INNOVATIONS INC.,
                             a Delaware corporation


                             By___________________________________
                             Name: Luba Veselinovic
                                 Its: President


                             TRUCTECH, INC.,
                             a Georgia corporation


                             By___________________________________
                             Name: Elke Veselinovic
                             Its: President